UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2006

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The PharMerica reporting segment (“PharMerica”) of AmerisourceBergen Corporation (“we” or the “Registrant”) derived approximately 11% of its operating revenue in the fiscal year ended September 30, 2005 from the contract of the PharMerica long-term care business (“Long-Term Care”) with Beverly Enterprises, Inc. (“Beverly”). In March 2006, Beverly was acquired by an affiliate of Fillmore Capital Partners, LLC, a private equity firm. We believe that this change in ownership does not affect any of the terms or conditions of Long-Term Care’s existing contract with Beverly, which is subject to automatic renewal for an additional term of five years at the end of the current term on June 30, 2006. The existing contract includes an annual price adjustment provision that will continue in effect during the renewal term.

Beverly and certain affiliates of Beverly (the “Beverly Entities”) have asserted that a substantial majority of their long-term care facilities will cease to be covered by the existing contract at the end of the current term. As a result, we filed a lawsuit in the Delaware Court of Chancery on June 7, 2006 on behalf of Long-Term Care against the Beverly Entities seeking a judgment declaring that the Beverly Entities and all of the long-term care facilities owned or operated by such entities are bound by the existing contract and seeking an order requiring the Beverly Entities to continue to abide by the terms and conditions of the existing contract. Although we intend to pursue our claims against the Beverly Entities vigorously, there can be no assurance that the lawsuit will be resolved in favor of Long-Term Care. A loss of all or a substantial portion of Long-Term Care’s customer relationship with Beverly or a continuation of all or a substantial portion of this customer relationship on significantly less favorable terms would adversely affect PharMerica’s operating revenue and results of operations.

This disclosure updates the risk factor disclosure contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed with the Securities and Exchange Commission (“SEC”) on December 9, 2005 (as updated by the risk factor disclosure contained in the Current Report on Form 8-K filed with the SEC on June 6, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: June 8, 2006	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President
and Chief Financial Officer